UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 24)1

CPI CORP.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.40 PER SHARE
(Title of Class of Securities)

125-902106
(CUSIP Number)

MARK MITCHELL
RAMIUS LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
(212) 845-7988

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 15, 2010
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Enterprise Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 85,725
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 85,725
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,725
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Navigation Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 287,073
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 287,073
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 287,073
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.1%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Multi-Strategy Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 76,225
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 76,225
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,225
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Value and Opportunity Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 234,792
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 234,792
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 234,792
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON RCG PB, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 287,073
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 287,073
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 287,073
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 449,023
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 449,023
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 449,023
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.4%
14	TYPE OF REPORTING PERSON IA, OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON RCG Starboard Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 234,792
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 234,792
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 234,792
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 683,815
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 683,815
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Cowen Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 683,815
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 683,815
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON RCG Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 683,815
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 683,815
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON C4S & Co., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 683,815
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 683,815
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Peter A. Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 683,815
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 683,815
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Morgan B. Stark
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 683,815
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 683,815
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Thomas W. Strauss
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 683,815
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 683,815
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Jeffrey M. Solomon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 683,815
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 683,815
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,815
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

The following constitutes Amendment No. 24 (“Amendment No. 24”) to the Schedule 13D filed by the undersigned.  This Amendment No. 24 amends the Schedule 13D as specifically set forth.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by Enterprise Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Value and Opportunity Master Fund were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted.  The aggregate purchase cost of the 683,815 Shares beneficially owned in the aggregate by Enterprise Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Value and Opportunity Master Fund is approximately $21,451,000, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 7,008,490 Shares outstanding, as of December 21, 2009, which is the total number of Shares outstanding as reported in Amendment No. 1 to the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on January 7, 2010.

A.           Value and Opportunity Master Fund

(a)	As of the close of business on January 19, 2010, Value and Opportunity Master Fund beneficially owned 234,792 Shares.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 234,792
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 234,792
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Value and Opportunity Master Fund since the filing of Amendment No. 23 are set forth in Schedule A and are incorporated by reference.

B.           Navigation Master Fund

(a)	As of the close of business on January 19, 2010, Navigation Master Fund beneficially owned 287,073 Shares.

Percentage: Approximately 4.1%

(b)	1. Sole power to vote or direct vote: 287,073
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 287,073
4. Shared power to dispose or direct the disposition: 0

CUSIP NO. 125-902106

(c)	The transactions in the Shares by Navigation Master Fund since the filing of Amendment No. 23 are set forth in Schedule A and are incorporated by reference.

C.           RCG PB

(a)	As the sole shareholder of Navigation Master Fund, RCG PB may be deemed the beneficial owner of 287,073 Shares owned by Navigation Master Fund.

Percentage: Approximately 4.1%

(b)	1. Sole power to vote or direct vote: 287,073
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 287,073
4. Shared power to dispose or direct the disposition: 0

(c)
RCG PB did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Navigation Master Fund are set forth in Schedule A and are incorporated by reference.

D.	Multi-Strategy Master Fund

(a)	As of the close of business on January 19, 2010, Multi-Strategy Master Fund beneficially owned 76,225 Shares.

Percentage: Approximately 1.1%

(b)	1. Sole power to vote or direct vote: 76,225
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 76,225
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Multi-Strategy Master Fund since the filing of Amendment No. 23 are set forth in Schedule A and are incorporated by reference.

E.	Enterprise Master Fund

(a)	As of the close of business on January 19, 2010, Enterprise Master Fund beneficially owned 85,725 Shares.

Percentage: Approximately 1.2%

(b)	1. Sole power to vote or direct vote: 85,725
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 85,725
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Enterprise Master Fund since the filing of Amendment No. 23 are set forth in Schedule A and are incorporated by reference.

CUSIP NO. 125-902106

F.	RCG Starboard Advisors

(a)	As the investment manager of Value and Opportunity Master Fund, RCG Starboard Advisors may be deemed the beneficial owner of 234,792 Shares owned by Value and Opportunity Master Fund.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 234,792
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 234,792
4. Shared power to dispose or direct the disposition: 0

(c)
RCG Starboard Advisors did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Value and Opportunity Master Fund are set forth in Schedule A and are incorporated by reference.

G.	Ramius Advisors

(a)
As the investment advisor of Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund, Ramius Advisors may be deemed the beneficial owner of (i) 76,225 Shares owned by Multi-Strategy Master Fund, (ii) 287,073 Shares owned by Navigation Master Fund and (iii) 85,725 Shares owned by Enterprise Master Fund.

Percentage: Approximately 6.4%

(b)	1. Sole power to vote or direct vote: 449,023
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 449,023
4. Shared power to dispose or direct the disposition: 0

(c)
Ramius Advisors did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund are set forth in Schedule A and are incorporated by reference.

H.	Ramius

(a)
As the sole member of RCG Starboard Advisors and Ramius Advisors, Ramius may be deemed the beneficial owner of (i) 234,792 Shares owned by Value and Opportunity Master Fund, (ii) 76,225 Shares owned by Multi-Strategy Master Fund, (iii) 287,073 Shares owned by Navigation Master Fund and (iv) 85,725 Shares owned by Enterprise Master Fund.

Percentage: Approximately 9.8%

(b)	1. Sole power to vote or direct vote: 683,815
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 683,815
4. Shared power to dispose or direct the disposition: 0

CUSIP NO. 125-902106

(c)
Ramius did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Value and Opportunity Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund are set forth in Schedule A and are incorporated by reference.

I.           Cowen

(a)
As the sole member of Ramius, Cowen may be deemed the beneficial owner of the (i) 234,792 Shares owned by Value and Opportunity Master Fund, (ii) 76,225 Shares owned by Multi-Strategy Master Fund, (iii) 287,073 Shares owned by Navigation Master Fund and (iv) 85,725 Shares owned by Enterprise Master Fund.

Percentage: Approximately 9.8%

(b)	1. Sole power to vote or direct vote: 683,815
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 683,815
4. Shared power to dispose or direct the disposition: 0

(c)
Cowen did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Value and Opportunity Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund are set forth in Schedule A and are incorporated by reference.

J.           RCG Holdings

(a)
As a significant shareholder of Cowen, RCG Holdings may be deemed the beneficial owner of the (i) 234,792 Shares owned by Value and Opportunity Master Fund, (ii) 76,225 Shares owned by Multi-Strategy Master Fund, (iii) 287,073 Shares owned by Navigation Master Fund and (iv) 85,725 Shares owned by Enterprise Master Fund.

Percentage: Approximately 9.8%

(b)	1. Sole power to vote or direct vote: 683,815
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 683,815
4. Shared power to dispose or direct the disposition: 0

(c)
RCG Holdings did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Value and Opportunity Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund are set forth in Schedule A and are incorporated by reference.

K.	C4S

(a)
As the managing member of RCG Holdings, C4S may be deemed the beneficial owner of (i) 234,792 Shares owned by Value and Opportunity Master Fund, (ii) 76,225 Shares owned by Multi-Strategy Master Fund, (iii) 287,073 Shares owned by Navigation Master Fund and (iv) 85,725 Shares owned by Enterprise Master Fund.

Percentage: Approximately 9.8%

CUSIP NO. 125-902106

(b)	1. Sole power to vote or direct vote: 683,815
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 683,815
4. Shared power to dispose or direct the disposition: 0

(c)
C4S did not enter into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Value and Opportunity Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund are set forth in Schedule A and are incorporated by reference.

L.	Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

(a)
As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 234,792 Shares owned by Value and Opportunity Master Fund, (ii) 76,225 Shares owned by Multi-Strategy Master Fund, (iii) 287,073 Shares owned by Navigation Master Fund and (iv) 85,725 Shares owned by Enterprise Master Fund.  Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Value and Opportunity Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such Shares.

Percentage: Approximately 9.8%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 683,815
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 683,815

(c)
None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon entered into any transactions in the Shares since the filing of Amendment No. 23.  The transactions in the Shares since the filing of Amendment No. 23 on behalf of Value and Opportunity Master Fund, Multi-Strategy Master Fund, Navigation Master Fund and Enterprise Master Fund are set forth in Schedule A and are incorporated by reference.

(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

(e)	Not applicable.

CUSIP NO. 125-902106

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 20, 2010

RCG PB, LTD		RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By:	Ramius Advisors, LLC,	By:	RGC Starboard Advisors, LLC,
	its investment advisor		its investment manager

RAMIUS MULTI-STRATEGY MASTER FUND LTD		RAMIUS ENTERPRISE MASTER FUND LTD
By:	Ramius Advisors, LLC,	By:	Ramius Advisors, LLC,
	its investment advisor		its investment advisor

RAMIUS ADVISORS, LLC		RCG STARBOARD ADVISORS, LLC
By:	Ramius LLC,	By:	Ramius LLC,
	its sole member		its sole member

RCG HOLDINGS LLC		RAMIUS LLC
By:	C4S & CO., L.L.C.	By:	Cowen Group, Inc.
	its managing member		its sole member

RAMIUS NAVIGATION MASTER FUND LTD		COWEN GROUP, INC.
By:	Ramius Advisors, LLC,
	its investment advisor	C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
Jeffrey M. Solomon, individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

The Powers of Attorney authorizing certain persons to sign and file this Schedule 13D on behalf of certain Reporting Persons were previously filed as exhibits to the Schedule 13D.

CUSIP NO. 125-902106

SCHEDULE A

Transactions in the Shares Since the Filing of Amendment No. 23 to the Schedule 13D

Shares of Common Stock Purchased/(Sold)	Price Per Share ($)	Date of Purchase/ Sale

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

(974)	13.1856	01/11/2010
(1,404)	13.0088	01/12/2010
(5,721)	13.0490	01/13/2010
(1,540)	13.0102	01/14/2010
(89,616)	13.0000	01/15/2010
(69)	13.0550	01/15/2010
(5,238)	15.1177	01/19/2010

RAMIUS MULTI-STRATEGY MASTER FUND LTD

(316)	13.1856	01/11/2010
(456)	13.0088	01/12/2010
(1,857)	13.0490	01/13/2010
(500)	13.0102	01/14/2010
(29,094)	13.0000	01/15/2010
(22)	13.0550	01/15/2010
(1,701)	15.1177	01/19/2010

RAMIUS ENTERPRISE MASTER FUND LTD

(355)	13.1856	01/11/2010
(512)	13.0088	01/12/2010
(2,089)	13.0490	01/13/2010
(562)	13.0102	01/14/2010
(32,720)	13.0000	01/15/2010
(25)	13.0550	01/15/2010
(1,912)	15.1177	01/19/2010

RAMIUS NAVIGATION MASTER FUND LTD

(802)	13.1856	01/11/2010
(389)	13.1856	01/11/2010
(1,156)	13.0088	01/12/2010
(561)	13.0088	01/12/2010
(4,709)	13.0490	01/13/2010
(2,285)	13.0490	01/13/2010
(1,268)	13.0102	01/14/2010
(615)	13.0102	01/14/2010
(73,768)	13.0000	01/15/2010
(35,802)	13.0000	01/15/2010
(57)	13.0550	01/15/2010
(27)	13.0550	01/15/2010
(4,312)	15.1177	01/19/2010
(2,093)	15.1177	01/19/2010